AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AVIATION TECHNOLOGIES, INC.

Pursuant to Sections 242, 245 and 258 of the
General Corporation Law of the State of Delaware

Aviation Technologies, Inc., a corporation organized under the name of Wings Holdings, Inc. and existing under the laws of the State of Delaware (the "Corporation"), incorporated on March 7, 2003, hereby amends and restates its Certificate of Incorporation as follows:

FIRST: The name of the corporation is Aviation Technologies, Inc. (the "***Corporation***").

SECOND: The registered office of the Corporation is to be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "***GCL***").

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is Three Thousand (3,000) shares, all of which shall be Common Stock, $.001 par value.

FIFTH: The Board of Directors is authorized to make, alter or repeal the By-laws of the Corporation.

SIXTH: Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to be voted at an election of directors.

SEVENTH: Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the By-laws of the Corporation, or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-laws so provide.

EIGHTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.

NINTH: A director of this Corporation shall not be personally liable to this Corporation or its shareholders for monetary damages for a breach of the director's fiduciary duty, except in the event of any of the following:

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:15 AM 02/07/2007
FILED 10:15 AM 02/07/2007
SRV 070134381 - 3633813 FILE

(a) A breach of the director's duty of loyalty to the Corporation or its shareholders;

(b) Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

(c) A violation of Section 174 of the General Corporation Law of the State of Delaware; and

(d) A transaction from which the director derived an improper personal benefit.

TENTH: Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article Eleventh. Any repeal or modification of this Article Eleventh shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

IN WITNESS WHEREOF, said Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by an authorized officer this 2ND day of February, 2007.

[signature]

Name: ROY ROBINSON

Title: CEO

27056, 00115, 101638731.1